EXECUTION COPY

MASTER DISTRIBUTION AGREEMENT
among
MERRILL LYNCH & CO., INC.,
MERRILL LYNCH INSURANCE GROUP, INC.
and
AEGON USA, INC.
as of
December 28, 2007

TABLE OF CONTENTS

Page
ARTICLE I.
PURPOSES

Section 1.1. Purposes of this Agreement	2
ARTICLE II. REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Seller Parent and the Seller	2
Section 2.2. Representations and Warranties of the Buyer	3

ARTICLE III. PRODUCT AND SALES COMMITTEE

Section 3.1. Establishment of a Product and Sales Committee	4
Section 3.2. Business Plans	4
Section 3.3. Meetings of the Product and Sales Committee	5
Section 3.4. Term of the Product and Sales Committee	5

ARTICLE IV. DISTRIBUTION SUPPORT FOR INVESTOR CHOICE AND NEW PRODUCTS

Section 4.1. Investor Choice Distribution Support Services	5
Section 4.2. New Product Distribution Support Services	7
Section 4.3. Buyer Insurer Wholesalers Force	7

ARTICLE V. DISTRIBUTION AGREEMENTS, COMMISSIONS AND PROCEDURES

Section 5.1. Distribution Agreements	7
Section 5.2. Commissions — Legacy Products	8
Section 5.3. Commissions – Investor Choice Annuity	8
Section 5.4. Policy Replacements	9
Section 5.5. New Product Development Proposals	9
Section 5.6. Level Playing Field	12

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MASTER DISTRIBUTION AGREEMENT
     THIS MASTER DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 28, 2007, is among Merrill Lynch Insurance Group, Inc., a Delaware corporation (the “Seller”), Merrill Lynch & Co., Inc., a Delaware corporation (the “Seller Parent”) and AEGON USA, Inc., an Iowa corporation (the “Buyer”).
     WHEREAS, the Buyer, through certain of its life insurance Affiliates, provides life insurance and annuity products;
     WHEREAS, the Seller Parent, through certain Seller Affiliates, has an extensive proprietary distribution network (the “Merrill Lynch Global Private Client Network”) that distributes, on behalf of both affiliated and unaffiliated insurance companies, life insurance and annuity products;
     WHEREAS, the Seller, the Seller Parent and the Buyer have entered into a Purchase Agreement, dated as of August 13, 2007 (the “Purchase Agreement”), pursuant to which the Buyer will acquire (the “Acquisition”), on the terms and subject to the conditions set forth therein, (i) all of the outstanding shares of capital stock of Merrill Lynch Life Insurance Company, an Arkansas domiciled stock life insurance company (“MLLIC”), and ML Life Insurance Company of New York, a New York domiciled stock life insurance company (“MLLICNY”) (each sometimes referred to herein as a “Company” and collectively as the “Companies”) and (ii) certain assets and liabilities relating to the Companies but not held by the Companies (capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Purchase Agreement);
     WHEREAS, the Companies are wholly-owned subsidiaries of the Seller Parent that manufacture annuity products and maintain closed blocks of life insurance and annuity products;
     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into the distribution relationship set forth in this Agreement; and
     WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”).
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties do hereby agree as follows:

ARTICLE I.
PURPOSES
Section 1.1. Purposes of this Agreement. This Agreement will govern the distribution arrangements between the Buyer, the Buyer Insurers, and their Affiliates on the one hand and the Seller and the Seller Affiliates on the other with respect to (i) the life insurance and annuity products of the Companies sold through the Merrill Lynch Global Private Client Network in the United States prior to the Acquisition, excluding the Merrill Lynch Investor Choice Annuity (“Legacy Products”) as set forth on Exhibit 1.1; (ii) the Merrill Lynch Investor Choice Annuity, including any amendment or enhancement thereto during the Term (the “Investor Choice Annuity”, and together with the Legacy Products, “Products”) and (iii) new life insurance or annuity products and product features, including insurance products providing income guarantees to be used with mutual funds and similar investment products held outside an insurance company (“Income Guarantee Products”) and any amendment or enhancement or successor product to the Merrill Lynch Consults Annuity, that may be jointly developed by the Seller and the Buyer Insurers for distribution either (A) in the general marketplace either domestically, internationally, or both, or (B) through the Merrill Lynch Global Private Client Network (“New Products”). Without limiting the specific provisions of this Agreement, the purpose of this Agreement is to establish, govern and foster a cooperative and mutually supportive relationship between the parties and their respective Affiliates to promote the distribution of the Investor Choice Annuity and New Products through the Merrill Lynch Global Private Client Network by, among other things, affording to the Buyer Insurers the level of support by the Seller and its Affiliates and the access to the District Annuity Specialists (“DAS”) and the Sales Force that is consistent with that afforded to the Companies prior to the Acquisition, as is set forth more fully herein.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
Section 2.1. Representations and Warranties of the Seller Parent and the Seller. The Seller Parent and the Seller, jointly and severally, hereby represent and warrant to the Buyer as set forth below.
     (a) Each of the Seller Parent and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Seller Parent’s and the Seller’s obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action of each of the Seller Parent and the Seller. Each of the Seller Parent and the Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller Parent and the Seller enforceable against the

Seller Parent and the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally or by general principles of equity (whether such enforcement is sought in equity or at law).
(b) Assuming compliance with the matters set forth in Section 2.5 of the Purchase Agreement, the execution, delivery and performance by the Seller Parent and the Seller of this Agreement and the performance and consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Seller Parent or the Seller, (ii) conflict with or result in a violation or breach of any provision of any Law applicable to the Seller Parent and/or the Seller or (iii) require any consent of or other action by any Person under, violate, conflict with or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to modify, re-price, terminate or cancel, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any provision of any material contract, agreement, permit, obligation, license or other instrument or any Applicable Contract to which the Seller Parent and/or the Seller is a party except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults (x) that may result from facts or circumstances solely relating to the Buyer or its Affiliates, or (y) which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The distribution of any Products distributed by a Seller Distributor on the date hereof does not violate, breach, or constitute a default under any contract to which the Seller Parent, the Seller or any Seller Distributor is a party or by which any of them or any of their respective assets is bound.
(c) None of the arrangements by which any Seller Distributor distributes any Products in force on the date of this Agreement violated, or violates, in any material respect any of the Seller Standards and Practices in effect on such date.
Section 2.2. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller Parent and the Seller as set forth below.
          (a) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Buyer’s obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally or by general principles of equity (whether such enforcement is sought in equity or at law).
          (b) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Buyer, (ii) conflict with or result in a violation or breach of any provision of any Law applicable to the Buyer, or (iii) require any consent of or other action by any Person under, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any provision of any material agreement or other instrument to which the Buyer is a party, except in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults (x) that may result from facts or circumstances solely relating to the Seller Parent or the Seller Affiliates, or (y) which would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
ARTICLE III.
PRODUCT AND SALES COMMITTEE
Section 3.1. Establishment of a Product and Sales Committee. Promptly following the execution of this Agreement, the parties will establish a committee (the “Product and Sales Committee”) to consist of senior product and distribution personnel (with decision making authority) of the parties. The Product and Sales Committee shall be the only such committee used by the Seller and Merrill Lynch Life Agency (“MLLA”) for Third Party Insurers. The initial members of the Product and Sales Committee shall be set forth on the Deliverables Schedule. The purpose of the Product and Sales Committee will be to coordinate the implementation of the distribution, access and support provisions of this Agreement, resolve issues and disputes arising hereunder, and develop means to work together to enhance the business of both parties by fostering the ongoing support and success of the Investor Choice Annuity and New Products. Among other things, the Product and Sales Committee shall guide, assist and coordinate the efforts of the Buyer Insurers and Buyer Distributors and the Merrill Lynch Global Private Client Network, including assistance with (i) the design and positioning of (A) amendments and enhancements to the Investor Choice Annuity and (B) New Products, (ii) obtaining feedback from the DAS and the Sales Force on product amendments and enhancements, and sales efforts, for both the Investor Choice Annuity and New Products, (iii) appropriate marketing announcements for the Investor Choice Annuity and for New Products and (iv) training and rollout events for the Investor Choice Annuity and New Products.
Section 3.2. Business Plans. In addition, the Product and Sales Committee will provide a forum for the Buyer Insurers, Buyer Distributors and the Seller to discuss and cooperate in the joint development of annual business plans (prepared in the first instance by the Seller and the Sellers Distributors) for the sale of the Investor Choice Annuity and

New Products, which will include appropriate topics, including plans for: (i) growth of sales of the Investor Choice Annuity and New Products through the Seller Distributors, including targeted levels of sales; (ii) the participation of the Buyer Insurers and Buyer Distributors in national, regional or branch level sales and recognition meetings and educational sessions, in each case only with respect to such meetings or sessions in which the Seller determines participation; and (iii) encouraging members of the Sales Force who do not solicit or sell life insurance or annuity products to become licensed to do so and/or to consider whether life insurance and/or annuity products are appropriate for their clients’ financial needs. During each year that the Product and Sales Committee is constituted, the Seller will cause the initial draft annual business plan to be delivered to the Buyer Insurers by no later than December 1 of the year preceding the year covered by the annual business plan, and thereafter the parties will discuss the draft at a Product and Sales Committee meeting and seek to complete a final business plan by December 31 of the year preceding the year covered by the annual business plan.
Section 3.3. Meetings of the Product and Sales Committee. The Product and Sales Committee shall meet at least quarterly, unless otherwise agreed by the members of the Product and Sales Committee. The agenda of the Product and Sales Committee meetings will include matters relating to the support of the Investor Choice Annuity and New Products, and such other matters as the members of the Product and Sales Committee may determine to be relevant. The parties will cooperate to develop a protocol for the Product and Sales Committee meetings, including any additional procedures (such as confidentiality procedures) that may be deemed appropriate.
Section 3.4. Term of the Product and Sales Committee. The Product and Sales Committee shall remain in place for the Term, unless the parties agree to shorten or extend its duration.
ARTICLE IV.
DISTRIBUTION SUPPORT FOR INVESTOR CHOICE
AND NEW PRODUCTS
Section 4.1. Investor Choice Distribution Support Services.
          (a) The Seller shall cause MLLA to make available the services of the DAS to provide distribution support for the Investor Choice Annuity in a manner and to an extent that is, in the aggregate, consistent with the support provided by the DAS to the Companies and the Products at the Reference Date. The DAS activities will include: (i) rolling out new features and benefits to Merrill Lynch branch offices and FAs, (ii) providing day-to-day support for FA inquiries, (iii) involvement in problem-solving and (iv) continued positioning of the Investor Choice Annuity in FA meetings to meet specific client needs. For clarity, this provision will apply to all amendments and enhancements to the Investor Choice Annuity.

          (b) Additionally, with respect to the Investor Choice Annuity, the Seller (or a Seller Affiliate) shall:
     (i) during the Transition Period, take such reasonable measures as the Buyer Insurers or Buyer Distributors may request to provide product education for the Buyer Insurers’ or Buyer Distributors’ relevant personnel (e.g., wholesalers, internal desks and other business areas’ other relevant personnel), as may be reasonably designated by the Buyer Insurers or the Buyer Distributors, including by making personnel available to attend training sessions conducted by the Buyer Insurers or Buyer Distributors;
     (ii) during the Term, take such reasonable measures as the Buyer Insurers may request to provide product education for the Seller Distributors’ relevant personnel (e.g., the DAS, the Sales Force, and internal and customer help desks), including by making personnel available to attend FA training sessions conducted by the Buyer Insurers or Buyer Distributors and by providing reasonable opportunities for the Buyer Insurers or Buyer Distributors to provide content for broker-only publications distributed to the DAS and/or the Sales Force. Such content shall be subject to the Seller’s approval (which shall not be unreasonably withheld, conditioned or delayed);
     (iii) in accordance with the Seller Standards and Practices, but at no additional cost than would be otherwise payable in accordance with Section 7.1(c), during the Term, allow the Buyer Insurers’ or Buyer Distributors’ representatives to participate in (A) national FA training events, (B) DAS meetings, conferences and appropriate conference calls and (C) representation specifically with respect to the Investor Choice Annuity in any such regional events and meetings at which a Buyer Insurer or Buyer Distributor may already be participating in another capacity;
     (iv) during the Term, provide space on the Seller’s website, on a basis consistent with that provided to the Companies and the Products on the Reference Date, for the Buyer Insurers or Buyer Distributors to provide content related to the Investor Choice Annuity (such content shall be subject to the Seller’s approval);
     (v) during the Term, permit the Buyer Insurers or Buyer Distributors to provide the Seller Distributors with written and electronic communications that may be used for distribution to customers of the Merrill Lynch Global Private Client Network;
     (vi) during the Term, provide annuity sales desk support to the Sales Force and the DAS with respect to sales of the Investor Choice Annuity on a basis consistent with the level of such support provided on the Reference Date;

     (vii) during the Term, continue to set and track sales goals for the DAS in a manner consistent with the Seller Standards and Practices as in effect at the Reference Date;
     (viii) during the Term, give first priority to the review of Investor Choice Annuity product and marketing materials, and complete the review promptly within a period consistent with the review period generally applicable to the Companies’ product and marketing materials at the Reference Date, and in any event at least as quickly as the review period applicable to the review of comparable product and marketing materials for other issuers’ products in the same category as the Product in question; and
     (ix) during the Term, support DAS participation in out-of-office events, in accordance with the Seller Standards and Practices.
Section 4.2. New Product Distribution Support Services. With respect to New Products, MLLA (or other Seller Affiliates designated by the Seller) will provide the specific support services agreed to by the members of the Product and Sales Committee and will provide a level of distribution support that is consistent, as applicable, with the support and services provided under Section 4.1 and with the overall purposes of this Agreement.
Section 4.3. Buyer Distributors Wholesaler Force. The Buyer Distributors will develop a wholesaler force to be primarily dedicated to the Investor Choice Annuity as well as any New Products under Section 4.2 within the Merrill Lynch Global Private Client Network, and accordingly, following the end of the Transition Period, the DAS will work closely with the Buyer Distributors’ wholesalers in providing the distribution support described in this Article IV.
ARTICLE V.
DISTRIBUTION AGREEMENTS, COMMISSIONS AND PROCEDURES
Section 5.1. Distribution Agreements. In order to effect the distribution arrangements contemplated by this Agreement, the Seller shall cause the Seller Distributors, and the Buyer shall cause the Buyer Insurers and Buyer Distributors, to negotiate in good faith and enter into, on an as-needed basis, written, non-exclusive distribution agreements with respect to the Products and the New Products that are consistent with industry practice and with the principles set forth in this Agreement (the “Distribution Agreements”). In addition to effecting the terms of this Agreement with respect to compensation, access and support, the Distribution Agreements shall contain terms and conditions that, taken as a whole, are at least as favorable to the Buyer Insurers and Buyer Distributors as the terms and conditions of the distribution arrangements between the Seller Distributors and Third Party Insurers, subject to such changes as would reflect current practice of the Seller Distributors for such agreements.

Section 5.2. Commissions — Legacy Products.
     (a) From and after the Closing, except (y) as may be required by fiduciary duty, applicable Law or other legal obligations or (z) as set forth in Section 5.2(b):
     (i) the Companies will continue to pay trail commissions, renewal commissions and commissions with respect to additional premiums and considerations (collectively, “Commissions”) to MLLA or other appropriate Seller Distributors for the Legacy Products in-force at the time of the Acquisition; and
     (ii) the Commissions shall remain fixed at the levels that shall be set forth on the Deliverables Schedule, which are no greater than the commission rates used in preparation of the Actuarial Appraisal of MLLIC and MLLICNY as of December 31, 2006 (the “Actuarial Report”), as supplemented by the supplement thereto dated June 29, 2007.
     (b) The Buyer Insurers may adjust rates of commissions paid to Seller Distributors on additional premiums and considerations on the Legacy Products resulting from decreases in payments to Buyer Insurers under other agreements between the Buyer Insurers and Eligible Fund investment advisors who are Seller Affiliates after the date of this Agreement.
Section 5.3. Commissions — Investor Choice Annuity. From and after the Closing, while the Buyer Insurers are offering the Investor Choice Annuity, the commission structure paid by the Companies to the Seller Distributors for the Investor Choice Annuity shall be as set forth on the Deliverables Schedule, which conforms in all material respects to the commission structure provided to non-proprietary carriers as in effect on the date hereof and which is no greater than the commission rates used in preparation of the Actuarial Report; provided, that, solely for the purpose of maintaining parity with the commissions generally to be charged in respect of non-proprietary variable annuity products distributed through the Merrill Lynch Global Private Client Network, the commissions set forth on the Deliverables Schedule shall be subject to unilateral change by the Seller for new or prospective sales following the effective date of any such commission change; provided, further, that, while any such changes shall remain at the sole discretion of the Seller, either party at any time may propose changes to the commission schedule set forth in such schedule, and such proposal shall be considered by the Product and Sales Committee as provided in Article III, and the other party shall consider such proposal in good faith; and provided, further, that the Buyer Insurers may adjust rates of commissions paid to Seller Distributors on additional premiums and considerations on the Investor Choice Annuity resulting from decreases in payments to Buyer Insurers under other agreements between the Buyer Insurers and Eligible Fund investment advisers who are Seller Affiliates after the date of this Agreement.

Section 5.4. Policy Replacements.
     (a) Except for changes made in the ordinary course of business and in a manner consistent with past practices, for the duration of the Term, the Seller will not materially alter its Specialist compensation practices, as they relate to Replacements, from those in effect on the Reference Date, as shall be described in all material respects on the Deliverables Schedule. The term “Specialist” shall mean both the DAS and also Wealth Planning and Business Insurance Specialists.
     (b) The Seller shall not, and shall cause the Seller Distributors not to, enter into any program to promote the Replacement of any Product with a product issued by a third party, it being understood that an FA may recommend the Replacement of a Product if the FA reasonably believes that the recommendation is in the customer’s best interest and it is approved in accordance with the Seller’s supervisory procedures. The Seller and the Seller Distributors shall continue to maintain their respective compliance practices and policies relating to Replacements.
Section 5.5. New Product Development Proposals.
     (a) Overview. In line with the parties’ intent to foster a strategic business relationship consistent with the overall purposes of this Agreement, (i) the parties intend that the discussion, review and implementation of any New Product ideas pursuant to this Section 5.5 will be coordinated through the Product and Sales Committee and (ii) the Seller intends, through the Product and Sales Committee, to work with the Buyer Insurers and Buyer Distributors on proposals for New Products in a manner consistent with the new product process the Seller used as of the Reference Date with respect to the Seller’s proprietary insurance products.
     (b) New Product Proposal Process. If, during the Term, either the Seller or the Buyer Insurer submits a new product proposal to the Product and Sales Committee, then the Product and Sales Committee shall evaluate the proposal based upon criteria furnished by the Seller in its sole discretion. The Product and Sales Committee may engage in competitive analysis to evaluate the proposal. If the Buyer Insurer elects not to submit a response to the criteria, the Buyer Insurer shall so inform the Product and Sales Committee. If the Buyer Insurer elects to submit a proposal to the criteria, the Seller shall evaluate such response in good faith and agree to move on to the development of the Buyer Insurer’s proposal pursuant to Section 5.5(d) unless, in the Seller’s reasonable judgment, the Buyer Insurer’s overall proposal does not meet the criteria (in the aggregate) submitted by the Seller, in which case the Seller shall inform the Product and Sales Committee of the Seller’s decision not to move forward with the Buyer Insurer and the reasons therefor. The Seller shall provide the Buyer Insurer with a reasonable period of time to resolve such issues before proceeding with the RFP process set forth in Section 5.5(c). For the avoidance of doubt, any decision to not move forward with the Buyer Insurer or to not move forward with the new product proposal will take into consideration the overall purpose of this Agreement but remains at the sole discretion of the Seller.
          (c) RFP Period for New Product Proposals.
     (i) If either (A) the Buyer Insurer elects not to submit a response to the criteria or (B) the Seller determines not to move forward with the Buyer Insurer, the Seller may provide requests for proposals (“RFPs”) to Third Party Insurers for such new product proposal. If the Seller decides to provide such RFPs to Third Party Insurers, the Seller will also provide the Buyer Insurer with the opportunity to respond to such RFP as provided to the Third Party Insurers.
     (ii) Following receipt of the RFP, if the Buyer Insurer elects to submit a response in accordance with the requirements set forth therein, the Seller shall evaluate such RFP response in good faith. The Seller shall: (A) have exclusive discretion in determining the process for selection of, and the criteria for evaluation of, potential providers of such new product, (B) make a good faith determination of the extent to which proposals received from potential providers satisfy the requirements of the RFP, and (C) select the Buyer Insurer’s proposal unless, in the Seller’s reasonable judgment, a Third Party Insurer’s overall proposal meets the requirements (in the aggregate) of the RFP better than the Buyer Insurer’s overall proposal. For the avoidance of doubt, a Third Party Insurer’s proposal would not be selected in preference to the Buyer Insurer’s proposal solely on the basis that pricing proposed by the Third Party Insurer is lower than the pricing proposed by the Buyer Insurer, provided that such pricing differential would not, in the Seller’s reasonable judgment, be expected to substantially and adversely impact sales.
          (d) New Product Development and Distribution. If the Seller selects the Buyer Insurer to proceed in the development of the New Product, (A) the Seller shall work exclusively with the Buyer Insurer to develop the New Product for a period of time of up to twelve (12) months and (B) the Seller shall provide the Buyer Insurer with an exclusivity period of up to twelve (12) months for the introduction and initial distribution of the New Product in the Merrill Lynch Global Private Client Network, after which the Seller may commence distribution of products of Third Party Insurers in the Merrill Lynch Global Private Client Network; provided, that the initial exclusive distribution period described in (B) above shall not apply to Third Party Insurers’ products that are distributed in the Merrill Lynch Global Private Client Network at the time when the proposal was initially submitted to the Product and Sales Committee; and provided further that, while continuing to take into account the cooperative and mutually supportive relationship being fostered between the parties by this Agreement, if the Seller concludes in the exercise of its reasonable judgment that issues have arisen that render it impracticable to continue development of the New Product with the Buyer Insurer (and such issues have not been resolved by the Buyer Insurer), then the Seller may terminate such exclusive development period described in (A) above. If, after taking into consideration the overall purpose of this Agreement, the Seller determines it is impracticable to continue, the Seller will inform the Buyer Insurer of such determination and provide the Buyer Insurer with a reasonable opportunity to resolve any issues.
     (e) For the avoidance of doubt, this Agreement shall in no way limit the Seller or any Seller Affiliate from engaging in discussions or entering into any agreement with any Third Party Insurer or any other Person with respect to new products that are initially proposed or brought to the Seller or any Seller Affiliate by any such Third Party Insurer or other Person, and neither the Seller nor any Seller Affiliate will have any obligation to notify the Buyer or any of its Affiliates of its receipt of any such proposal or entry into any such agreement.
     (f) If, during the Term, a Buyer Insurer proposes, in accordance with Section 5.5(b), to develop a new product for distribution pursuant to this Agreement and the Seller does not accept such proposal, then for a period of 30 days from its receipt of the proposal the Seller may not commence development of a similar product with a Third Party Insurer; however, the Seller may continue the development of similar products already under development at the time that the Seller’s members of the Product and Sales Committee received the proposal from the Buyer Insurer and the Seller may agree to distribute similar products that are proposed by a Third Party Insurer and that are fully developed in all material respects when first proposed to the Seller.
     (g) The Seller shall consult with the Product and Sales Committee on the length of any exclusivity period specified in this Section 5.5, provided that the Seller shall retain the sole discretion to determine the actual length of any exclusivity period specified in this Section 5.5. Notwithstanding anything to the contrary in the previous sentence, the Seller shall work exclusively with the Buyer Insurers to develop an Income Guarantee Product for a period of time of nine (9) months and the Seller shall provide the Buyer Insurers with an exclusivity period of eighteen (18) months for the introduction and initial distribution of the Income Guarantee Product in the Merrill Lynch Global Private Client Network, after which the Seller may commence distribution of competitive products of Third Party Insurers in the Merrill Lynch Global Private Client Network.
     (h) With respect to any proposal submitted to the Product and Sales Committee pursuant to Section 5.5(b), before permitting any Person to develop the proposal (whether into a New Product or otherwise and whether pursuant to Section 5.5(b) or pursuant to the RFP process in Section 5.5(c)), the Product and Sales Committee shall determine and memorialize in writing the ownership of Intellectual Property, if any, that will be created in the development of the proposal (and any New Product developed therefrom). Such determination of ownership shall reflect the relative contributions of the parties hereto and may also include, for example, the granting of a license to use such Intellectual Property to the party without ownership rights or royalties or other payment in connection with the exploitation of such Intellectual Property.

Section 5.6. Level Playing Field.
     (a) The Seller shall cause the Seller Distributors not to provide to the Sales Force or the DAS any compensation or other economic inducement or benefit for the sale of comparable products sold in a comparable sales support and compensation framework offered by a Third Party Insurer that is more favorable than the compensation or other economic inducement or benefit provided to such Sales Force for the sale of such products offered by a Buyer Insurer.
     (b) The terms of this Section 5.6 shall not restrict deviations in Sales Force compensation that are (i) based upon neutral criteria that do not differentiate between product providers, such as achieving sales volume or persistency objectives, or (ii) for products (including combined product and service arrangements) for which distributor compensation is negotiated by the provider on a sale-by-sale basis, such as group retirement products.
ARTICLE VI.
FUNDS
Section 6.1. Investment Management Services. Throughout the Term, the Seller, through Roszel or a successor Seller Affiliate with substantially similar capabilities and qualifications, will provide Investment Management Services for the benefit of the Buyer Insurers with respect to the Products. Moreover, for a period of 3 years after the date hereof, (i) the Seller will not provide asset allocation model services for the benefit of insurance companies other than the Buyer Insurers with respect to variable products distributed through the Merrill Lynch Global Private Client Network in the United States and (ii) the Seller, through Roszel or a successor Seller Affiliate with substantially similar capabilities and qualifications, will be the sole provider to the Buyer Insurers of asset allocation model services with respect to the Products. The compensation to be paid by the Buyer Insurers to the Seller (or any Seller Affiliate designated by the Seller) for providing these Investment Management Services will be as set forth in the Investment Management Services Agreement. As soon as reasonably practicable, consistent with applicable Law, the parties will also meet to discuss, in good faith, the expansion of such Investment Management Services, in whole or in part, to products offered by the Buyer Insurers in addition to the Products.
Section 6.2. Investment Management Committee.
     (a) Structure. Promptly following the establishment of the Product and Sales Committee, the members of the Product and Sales Committee will establish a committee (the “Investment Management Committee”). The Investment Management Committee will consist of an equal number of members from both the Buyer and the Seller.

     (b) Purpose. The Investment Management Committee will be responsible for establishing criteria for evaluating the competitiveness of the funds, and recommending changes in the menu of investment options available inside the Products, including changes resulting from a Termination Event. The Investment Management Committee will also be responsible for considering whether any “material impairment”, as set forth in subsection (i) of the definition of Termination Event, has occurred. For the avoidance of doubt, subject to Section 6.3, the Buyer Insurers shall make the ultimate determination of the fund lineup and of whether a Termination Event has occurred.
Section 6.3. Fund Choices.
     (a) During the Term, the Buyer Insurers will, unless the Seller shall otherwise consent continue to offer the funds managed by each of Roszel and BlackRock (or their respective Affiliates) that are available in the Investor Choice Annuity and the Legacy Products on the Reference Date as available fund choices in the Investor Choice Annuity (as it may be amended or supplemented during the Term) and the Legacy Products.
     (b) During the Term, the Buyer Insurers will maintain the proportion of the funds managed by each of Roszel and BlackRock (or their respective Affiliates) to the total fund choices available in the Investor Choice Annuity (as it may be amended or supplemented during the Term) and the Legacy Products at substantially the same level as on the Reference Date. For illustrative purposes, if the Roszel or BlackRock-managed funds constituted 20% of the fund choices available to purchasers of a Product on the Reference Date, then they must remain at least 20% of the fund choices so available throughout the Term, unless the Seller consents to a diminution in the level of Roszel or BlackRock-managed fund options.
     (c) Upon the occurrence of a Termination Event with respect to a Roszel or BlackRock-managed fund, the Investment Management Committee will consider and recommend how to maintain the percentage of Roszel and BlackRock-managed funds in the Products. Nothing herein shall preclude the Investment Management Committee from recommending, or the Buyer Insurers from increasing, the number of Roszel or BlackRock fund choices in the Products.
     (d) If a Buyer Insurer believes that a Termination Event has occurred with respect to a Roszel or BlackRock-managed fund, such Buyer Insurer will give written notice of termination to the Seller through the Investment Management Committee. For sixty (60) days after the termination notice is given, the Seller may propose a replacement Roszel or BlackRock-managed fund for use in the Products in which the terminated Roszel or BlackRock-managed fund is used. The replacement fund shall be an Eligible Fund in the same Lipper asset class and style category as the terminated Roszel or BlackRock-managed fund and shall meet the competitiveness standards established by the Investment Management Committee pursuant to Section

6.2(b). The relevant Buyer Insurer will not unreasonably refuse to accept the substitution of the replacement fund, except as may be required by fiduciary duty or applicable Law. If the relevant Buyer Insurer accepts the replacement of a Roszel or BlackRock-managed fund, the Seller shall bear the costs of the replacement of such Roszel or BlackRock-managed fund, including the costs of any substitution order required under the Investment Company Act to be obtained from the SEC. If the Seller does not propose an acceptable replacement fund, then the terminated fund no longer will be required to be included in the relevant Products under this Section 6.3 and the required coverage percentage under Section 6.3 will be reduced accordingly.
     (e) The Investment Management Committee may agree that the Buyer Insurer should replace a Roszel or BlackRock-managed fund with another Eligible Fund. The party proposing the replacement shall bear the reasonable costs of the replacement, including the cost of any substitution order required under the Investment Company Act to be obtained from the SEC.
ARTICLE VII.
ACCESS; BRANDING; CONFIDENTIAL INFORMATION; MATERIALS
Section 7.1. Access.
     (a) In addition to the access provided pursuant to Article IV, to the extent that, as of the date of this Agreement, a Seller Distributor provides access (including access to its Sales Force, sales offices or sales, education or training meetings that involve the promotion of products) to a Buyer Insurer and Buyer Distributor, such Seller Distributor shall continue to permit access to such Buyer Insurer and Buyer Distributor during the Term, on substantially the same terms and conditions as such Buyer Insurer and Buyer Distributor is provided access as of the date of this Agreement and in a manner consistent with applicable Law and the Seller’s Standards and Practices.
     (b) As a condition to the ongoing access described in the preceding paragraph, the Buyer Insurers and Buyer Distributors to whom access is provided shall maintain, in the aggregate, wholesaler coverage, training, and sales support to the Seller Distributor on terms and conditions that are no less favorable overall than those provided by the Buyer Insurers and Buyer Distributors to such Seller Distributor on the Reference Date, and over a mutually agreeable time following the date of this Agreement shall provide additional wholesaler coverage, training and sales support at commensurate levels devoted to support the marketing and sales of the Products that are then being offered.
     (c) From and after the Closing, any support fees to be paid by the Buyer Insurers to the Seller (or a Seller Affiliate) will be paid either by the Buyer Insurer or a Buyer Distributor. For the avoidance of doubt, from and after the Closing, the Buyer

Insurers and Buyer Distributors shall be considered one group in connection with the determination of support fees.
Section 7.2. Branding; Use of Names.
     (a) During the Term, in accordance with the terms and subject to the conditions of the Transitional Trademark License Agreement:
     (i) If being distributed through the Merrill Lynch Global Private Client Network, the Investor Choice Annuity may be offered and branded by the Buyer Insurers utilizing the trademarks, service marks, brand names, domain names or trade, corporate or business names that relate to it as of the date of this Agreement (including any and all such Merrill Lynch marks and names); provided that any such mark or name shall be appropriately altered to reflect any change to the mark or name of the applicable Seller Distributor and to reflect any change that is required by Law as a result of any change in the issuer of the Investor Choice Annuity; and
     (ii) to the extent that a New Product (including the Income Guarantee Product) is distributed by a Seller Distributor on behalf of a Buyer Insurer after the date of this Agreement, such New Product may be offered and branded by the Buyer Insurers making use of one or more Merrill Lynch marks or names.
     (b) During the Term, the Seller shall not grant a license to product providers to use the Merrill Lynch marks or names with (i) any variable or fixed annuity products or (ii) any product in the same product category as any New Product, in each case that is distributed in the Merrill Lynch Global Private Client Network; provided, that if the Buyer Insurers cannot meet the Seller’s product needs after consultation in accordance with Section 5.5 or the Seller’s product capacity needs for a New Product exceed the Buyer Insurers’ capacity, then the Seller shall not be prohibited from granting a license to a Third Party Insurer for such New Product.
Section 7.3. Confidential Information.
     (a) During the Term, each Party and its Affiliates may receive access to confidential information and other proprietary information (“Confidential Information”) of the other Party and its Affiliates. Each party shall take all appropriate actions consistent with applicable Law to ensure the protection, privacy, confidentiality and security of Confidential Information.
     (b) Confidential Information of the Seller and its Affiliates includes, but is not limited to, the names, addresses, telephone numbers and social security numbers of applicants for, the purchasers of and other customers of the Products and

New Products as well as other identity and private information in respect of the Seller’s or a Seller Affiliate’s customers, employees, representatives and agents. Confidential Information shall not include any customer information (i) that was previously known by a Buyer Insurer from a source other than any Seller Distributor without obligations of confidence; (ii) that was or is rightfully received by a Buyer Insurer from a third party without obligations of confidence to any Seller Distributor or from publicly available sources without obligations of confidence to any Seller Distributor; or (iii) that was or is developed by means independent of information obtained from any Seller Distributor. As a condition to access to the Confidential Information of Seller and its Affiliates, neither Buyer nor any of its Affiliates shall use Seller’s Confidential Information for any purpose, except as may be necessary in connection with the administration and servicing of the Products and New Products sold through the Seller Distributors, without the prior written consent of the Seller or its appropriate Affiliate. In no event shall the names and addresses of the Seller Distributors’ customers and prospective customers be furnished by the Buyer or its Affiliates to any other company or person, except as may be necessary in connection with the administration or servicing of the Products and the New Products. The Buyer agrees that neither it nor any of its Affiliates shall solicit directly or indirectly any customers based on the use of Confidential Information. Notwithstanding the foregoing, the Buyer and its Affiliates may contact customers for purposes of conservation of existing annuity or life insurance policies. Further, the parties understand that the Buyer or its Affiliates may, from time to time, conduct general and untargeted solicitations of investments, insurance or annuity products using its own information or other publicly available information, but not the Confidential Information relating to customers. Such general and untargeted solicitations may incidentally include a Seller Distributor’s customers and shall not be considered a breach of this Section 7.3, provided that the Buyer or its Affiliates received the customer information from a third party or independently and not in any way as a result of its relationship hereunder.
     (c) Confidential Information of the Buyer and its Affiliates includes any information concerning the Products (including pricing, services, computer or operational systems and marketing strategies of the Buyer and its Affiliates), any information relating to the development or exploitation of intellectual property rights of the Buyer and its Affiliates, and any other information pertaining to the Buyer and its Affiliates that is proprietary in nature. The Seller acknowledges and agrees that Confidential Information of the Buyer and its Affiliates is and shall remain the property of the Buyer and its Affiliates. Confidential Information of the Buyer and its Affiliates shall not include any information (i) that was previously known by a Seller Distributor from a source other than any Buyer Insurer (including a Company prior to its acquisition by the Buyer) without obligations of confidence; (ii) that was or is rightfully received by a Seller Distributor from a third party without obligations of confidence to any Buyer Insurer or from publicly available sources without obligations of confidence to any Buyer Insurer; or (iii) that was or is developed by means independent of information obtained from any Buyer Insurer.

     (d) As a condition to access to the other party’s Confidential Information, the receiving party and its Affiliates shall not use, copy or disclose such Confidential Information in any manner (including to sell or cross-sell their products), except as provided in this Agreement or as otherwise agreed. Confidential Information may be used to service the Products and New Products, including, as appropriate, to accept additional contributions and premium for and to modify, add or exchange coverage to any Product or New Product purchased by a policy owner who purchased such Product or New Product from a Seller Distributor. The parties also understand that the Buyer Insurers may respond to inquiries from holders of the Products or New Products concerning other Buyer Insurer products and services, provided there shall be no solicitation of such inquiry using Confidential Information.
     (e) The parties and their respective Affiliates shall take all necessary action to ensure the protection, confidentiality and security of the other party’s and its Affiliates’ Confidential Information in conformity with applicable Law and the privacy policies of the other party and its Affiliates as in force from time to time.
Section 7.4. Marketing, Training and Other Materials.
     (a) Any marketing, training or other materials to be made available by any Buyer Insurer or Buyer Distributor to any Seller Distributor’s Sales Force or customers in connection with the Products or New Products (other than ordinary course communications to policyholders and contract holders) shall be made available only with the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the applicable Seller Distributor; provided, that all such materials that are used by the Buyer Insurers or Buyer Distributor in connection with the distribution of the Products through the Seller Distributors on the date of this Agreement shall not require any such consent. In the event that the applicable Buyer Insurer or Buyer Distributor or the applicable Seller Distributor determines to discontinue the use of any such materials, the parties shall cooperate to ensure that such use is discontinued by such Seller Distributor’s Sales Force. For clarity, this provision shall not apply to any Product prospectus or periodic report required to be filed with the SEC.
     (b) Any marketing, training or other materials prepared by a Seller Distributor and to be made available by such Seller Distributor to its Sales Force or customers that describes any Buyer Insurer or any of its Affiliates or any insurance or annuity product offered by any of them may be made available only with the prior consent of the applicable Buyer Insurer; provided that all such materials that are used by the Seller Distributors in connection with the distribution of the Products on the date of this Agreement shall not require any such consent (except to the extent that descriptions of the Companies reflect their ownership by the Buyer). In the event that the applicable Buyer Insurer or the applicable Seller Distributor determines to discontinue the use of any such materials, the parties shall cooperate to ensure that such use is discontinued by such Seller Distributor’s Sales Force.

Section 7.5. Publicity. Without limiting Section 7.4 above, and except as required by applicable law, neither the Buyer nor the Seller shall, directly or indirectly, make or cause to be made any public announcement or issue any release or notice in respect of this Agreement, the transactions or services contemplated hereby or the relationship between the parties without the prior written consent of the other party. The Buyer and the Seller shall: (i) consult with each other prior to (A) issuing, or, permitting their respective Affiliates to issue, any press releases or otherwise making public statements with respect to this Agreement, the transactions or services contemplated hereby or the relationship between the parties and (B) making any filings with any Governmental Entity or with any national securities exchange with respect thereto; and (ii) be provided a reasonable opportunity to comment on any such public announcement, release or notice. Within a reasonable period of time following the Closing, the Product and Sales Committee will compile a series of documents, including, but not limited to, talking points, question and answer lists and company and business descriptions, which the parties will use to provide guidance in responding to routine inquiries with respect to this Agreement, the transactions or services contemplated hereby or the relationship between the parties. Such series of documents will be reviewed and updated as necessary by the Product and Sales Committee on a quarterly basis. Until such time as such documents are updated by the Product and Sales Committee, the parties may continue to use the then most recently approved series of documents.
ARTICLE VIII.
CERTAIN PRACTICES AND PROCEDURES
Section 8.1. Cooperation. The Buyer acknowledges that the Seller and the Seller Affiliates may have certain obligations and liabilities from and after the Closing arising out of or resulting from the manner in which Life Insurance and Annuity Contracts were marketed or sold prior to the Closing through the Merrill Lynch Global Private Client Network. Accordingly, from and after the Closing, the Buyer shall cooperate in all reasonable respects with the Seller and the Seller Affiliates with respect to the defense or settlement of, or other response to, any complaint of any kind asserted against the Seller or any Seller Affiliate with respect to the manner in which any such Life Insurance and Annuity Contract was marketed or sold prior to the Closing, including, at the reasonable written request of the Seller or any Seller Affiliate, by (i) furnishing or causing to be furnished, records, information and testimony, and attending conferences, discovery proceedings, trials or appeals in connection therewith and (ii) maintaining, terminating or modifying any practices, policies or procedures of the Companies with respect to the administration, interpretation or enforcement of any such Life Insurance and Annuity Contract in order to facilitate any such defense, settlement or response, as the case may be; provided that, while Section 5.2(b)(iii) of the Purchase Agreement remains in force, the Buyer or Buyer Insurer shall not be obligated to take any action pursuant to this Section 8.1 if (a) such action, measured from the perspective of the Buyer or Buyer Insurer and after giving effect to the impact of any related indemnity of the Buyer or

Buyer Insurer under Section 5.2(b)(iii) of the Purchase Agreement, is commercially unreasonable or (b) the Buyer or Buyer Insurer has been advised in writing by its counsel that there is a substantial likelihood that such action would violate applicable Law.
Section 8.2. Maintenance of Certain Practices and Procedures. Without limiting the generality of Section 8.1, the Buyer shall cause the Companies at all times from and after the Closing to (i) maintain in all material respects the practices and procedures that shall be set forth on Section 8.2(i) of the Deliverables Schedule with respect to the closed block of life insurance policies referred to thereon, (ii) ensure that the guaranteed interest rate for the Company’s single premium whole life block of business (non-variable) will be at least 4%, net of the cost of insurance, as shall be set forth with more particularity on Section 8.2(ii) of the Deliverables Schedule, (iii) maintain in all material respects the functionality of the Companies’ administrative systems as in effect on the date hereof (or of any replacement system) so as to enable the Companies and the Seller Affiliates to comply with the specific terms of the open ended settlements entered into prior to the Closing with respect to certain Life Insurance and Annuity Contracts, as shall be set forth with more particularity on Section 8.2(iii) of the Deliverables Schedule, and (iv) maintain the policy history of each Life Insurance and Annuity Contract marketed and sold by the Companies prior to the Closing in substantially the same manner in which such policy histories have been maintained by the Companies prior to the Closing.
ARTICLE IX.
TERM OF THE AGREEMENT; CERTAIN CONDITIONS; ACQUISITIONS; NO OTHER OBLIGATIONS
Section 9.1. Term. Except as otherwise stated herein, the term of this Agreement (the “Term”) will commence on the date of this Agreement and shall continue until the fifth anniversary of this Agreement; provided, that the expiration of this Agreement shall not reduce nor curtail the term of any Distribution Agreement that extends beyond the end of the Term.
Section 9.2. Survival. Upon expiration of this Agreement, the provisions of Section 5.2, Section 5.3, Section 7.3, this Section 9.2, Article VIII, Article X and Article XII shall survive without modification.
Section 9.3. Certain Conditions. Subject to Section 9.4, but notwithstanding anything else to the contrary in this Agreement or in any Distribution Agreement:
          (a) no Seller Distributor shall be required to enter into a Distribution Agreement in respect of, or have any obligation to distribute (and may immediately cease to distribute), any Product or New Product offered by a Buyer Insurer, or undertake or continue with any New Product development project, if:

     (i) the Seller reasonably determines that such Product or New Product offered by a Buyer Insurer is not Competitive;
     (ii) any change is made or any feature is added to such Product or New Product (or a fund or investment option therein) without the Seller’s or the applicable Seller Distributor’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed;
     (iii) the Seller determines, in its sole discretion, such Product or New Product or the offering thereof conflicts in any material respect with:
     (x) applicable Law;
     (y) any provision of any subsisting agreement in effect on the Reference Date by which the Seller or any Seller Affiliates or any of their respective assets or properties are bound; or
     (z) the Seller Standards and Practices; or
     (iv) a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity, with jurisdiction over the Seller or a Seller Distributor formally requests in writing or mandates that such Seller Distributor cease offering or no longer offer the Product; and
          (b) no Buyer Insurer shall be required to enter into a Distribution Agreement in respect of, or have any obligation to issue (and may immediately cease to issue), any Product or New Product, or undertake or continue with any New Product development project, if:
     (i) the Buyer Insurer reasonably determines that such Product or New Product is not competitive. For the purposes of this subsection (i), a Product or New Product is not “competitive” if, among other things, the overall profitability of such Product or New Product to the relevant Buyer Insurer does not meet such Buyer Insurer’s profitability targets, which shall be consistent with its profitability targets, in the aggregate, for similar products offered through comparable distribution channels;
     (ii) Seller or the applicable Seller Distributor unreasonably withholds, conditions or delays approval of any change or additional feature proposed by the Buyer or the applicable Buyer Insurer;

     (iii) the Buyer determines, in its sole discretion, such Product or New Product or the offering thereof conflicts in any material respect with:
     (x) applicable Law; or
     (y) any provision of any subsisting agreement in effect on the Reference Date by which the Buyer or any Buyer Affiliate or any of their respective assets or properties are bound; or
     (iv) a federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity with jurisdiction over Buyer or a Buyer Affiliate formally requests in writing or mandates that such Buyer Affiliate cease offering or no longer offer the Product.
Section 9.4. Notice and Cure Opportunity. Prior to any Seller Distributor’s or Buyer Affiliate’s exercising its right under Section 9.3 not to enter into a Distribution Agreement with respect to any Product or New Product, to cease offering any Product or New Product or to cease to undertake or continue with any New Product development project, such person shall provide written notice to the Buyer or Seller, as appropriate, containing a reasonably detailed statement of the grounds for such exercise, and shall afford the recipient a period of thirty (30) days in which to cure the deficiency, unless such deficiency is not capable of being cured. No Seller Distributor or Buyer Affiliate, as appropriate, shall be required to continue to distribute any Product or New Product pending any cure period, if the offering of such Product or New Product would reasonably be expected to (i) violate applicable Law or (ii) conflict with the Seller Standards and Practices. It is the parties’ intention to bring concerns regarding the Products or the distribution thereof to the Product and Sales Committee before they rise to a level warranting a deficiency notice under this provision, and the parties shall in good faith use that forum to seek to resolve such concerns.
Section 9.5. Acquisitions.
          (a) Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any Seller Distributor shall be (i) deemed to be in violation of this Agreement or any Distribution Agreement or (ii) obligated hereunder or thereunder to take any action (including to make any adjustment to commissions, economic inducements or other benefits for the Sales Force), if such violation would arise, or such action would be required to be taken, solely as a result of the Seller or any Seller Affiliate acquiring assets or a business of any Person engaged in the distribution of financial services products following the date of this Agreement.
          (b) If the Seller Parent sells or otherwise disposes of all or substantially all of the Merrill Lynch Global Private Client Network (in one or a series of related transactions) during the Term, the provisions of this Agreement shall continue to apply to the transferred business, and the Seller shall enter into appropriate agreements with the acquirer to effectuate the purpose of this Agreement as to the transferred business.
          (c) In the case of a direct or indirect acquisition by the Seller of the assets or business of another entity engaged in the distribution of investment products that compete with the Products (if permitted under Section 4.11 of the Purchase Agreement), (i) no such acquisition will limit or restrict any obligation of the Seller or the Seller Distributors under this Agreement or any Distribution Agreement and (ii) at the request of the Buyer, the Seller will use reasonable efforts, subject to applicable Law and the contractual obligations to which the acquired business is subject immediately before its acquisition (except provisions entered into in preparation for the acquisition), to cause the acquired business to provide the Buyer and its Affiliates access and support for distribution of the Products on the same basis as provided by the Seller and the Seller Distributors hereunder.
Section 9.6. No Other Obligations. Except as specifically set forth herein, nothing in this Agreement shall (i) impose upon any Seller Distributor any obligation to distribute any Products or New Products offered by a Buyer Insurer through the Seller Distributors, (ii) impose upon the Seller or any Seller Affiliate any obligation to provide to their respective employees any Product or New Product issued by the Buyer or any Affiliate of the Buyer, (iii) impose upon any Seller Distributor any obligation to refrain from distributing life insurance or annuity products offered by Third Party Insurers, (iv) restrict the Buyer or the Seller or any of their respective Affiliates from acquiring or disposing of any assets of, or reorganizing or consolidating, any business, (v) restrict the ability of any Buyer Insurer to distribute insurance or annuity products through Persons other than Seller Distributors, (vi) impose upon any Buyer Insurer any obligation to distribute through the Seller Distributors any products or new products offered by a Buyer Insurer, or (vii) create any obligation on the part of the Seller or any Seller Affiliate with respect to the support of the Products or New Products. Except as set forth in Section 9.5(c), nothing in this Agreement shall impose upon any Seller Affiliate that becomes a Seller Affiliate after the date of this Agreement any obligation to distribute any Product or New Product on behalf of a Buyer Insurer. For the avoidance of doubt, in the event any Seller Distributor ceases to be a Seller Affiliate, the Seller shall have no obligations under this Agreement with respect to such Seller Distributor, except, if applicable, as set forth in Section 9.5(b).
ARTICLE X.
INDEMNIFICATION
Section 10.1. Indemnification by the Seller. Subject to the terms of this Article X, the Seller and the Seller Parent shall, jointly and severally, defend, indemnify and hold harmless the Buyer, each Company and their Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty by the Seller Parent or the Seller in or pursuant to this Agreement or any failure of the Seller Parent or the Seller to perform any covenant or agreement under this Agreement and (ii) errors, omissions, negligence, misrepresentation, fault or wrongful action of the Seller or its Affiliates, or of any director, officer or employee of the Seller or sales persons associated with the Seller (including failure to comply with any applicable federal law or regulation, state law or regulation, administrative or exchange rule or regulation, or rule of any applicable self-regulatory organization), in the performance of the obligations hereunder.
Section 10.2. Indemnification by the Buyer. Subject to the terms of this Article X, the Buyer shall defend, indemnify and hold harmless the Seller Parent, the Seller and their respective Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty by the Buyer in or pursuant to this Agreement or any failure of the Buyer or its Affiliates to perform any covenant or agreement under this Agreement and (ii) errors, omissions, negligence, misrepresentation, fault or wrongful action of the Buyer or its Affiliates or of any director, officer or employee of the Buyer or such Affiliates (including failure to provide adequate disclosure concerning the Products or to properly administer the Products and failure to comply with any applicable federal law or regulation, state law or regulation, administrative or exchange rule or regulation, or rule of any applicable self-regulatory organization), in the performance of obligations hereunder.
     Section 10.3. Calculation of Losses.
     (a) Any indemnity payment made by an Indemnifying Party to an Indemnified Party pursuant to Sections 10.1 or 10.2 shall be made net of (x) any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible for the matters underlying such indemnity payment less (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any related increases in insurance premiums or other chargebacks; provided, however, that notwithstanding anything in Section 10.3(c) to the contrary no party shall have any obligation to seek to recover any insurance proceeds or to initiate a lawsuit against any other Person in connection with making a claim under this Article X. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for the matters underlying such indemnity payment subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.
     (b) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss that the Indemnified Party asserts or is reasonably likely to assert under this Article X upon a responsible officer of any Indemnified Party becoming aware of any event that would reasonably be expected to give rise to such assertion. In the event that the Indemnified Party shall fail to make, or cause to be made, any such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected, individually or in the aggregate, to have been avoided if the Indemnified Party had made such efforts.
     (c) Each Indemnified Party shall, use all commercially reasonable efforts to collect any and all amounts available under insurance coverage or from any other Person alleged to be responsible for any Losses payable under Section 10.1, and shall take such actions in such respect as the Indemnifying Party may reasonably request. If the Indemnified Party receives any payment from the Indemnifying Party in respect of any Losses pursuant to Section 10.1 or 10.2 and the Indemnified Party could have recovered all or part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such payment.
     (d) No Indemnifying Party shall be liable pursuant to Sections 10.1 and 10.2 in respect of any Loss if such Loss would not have arisen but for, or to the extent any Loss is increased as a result of, (i) the passing of, or a change in, a Law or a change to any written interpretation of the Law or administrative practice of any Governmental Authority occurring on or after the Closing or (ii) the change by statute or by any regulatory or other official auditing standards body of any accounting policy applicable to the applicable Indemnified Party.
     (e) No Indemnifying Party shall be liable to any Indemnified Party in respect of any Loss under this Article X to the extent such Loss is attributable to, or to the extent any Loss is increased as a result of, any (i) act, omission, transaction, or arrangement carried out at the written request of or with the written approval of such Indemnified Party, (ii) act, transaction or arrangement carried out by or on behalf of such Indemnified Party if such act, transaction or arrangement was not commercially reasonable independent of such Indemnified Party’s rights to indemnification under this Agreement, or (iii) breach by such Indemnified Party of any of its obligations under this Agreement or any obligations entered into pursuant hereto.
Section 10.4. Indemnification Notice Procedures.

          (a) A party entitled to indemnification under this Agreement shall be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party under this Agreement shall be referred to as an “Indemnifying Party.”
          (b) Each Indemnified Party agrees to provide prompt written notice (the “Indemnification Notice”) to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article X, which Indemnification Notice shall: (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Losses asserted therein, (iii) specify the provision or provisions of this Agreement under which such Losses are asserted and (iv) in the case of a claim asserted by any third party (“Third Party Claim”), include copies of all notices and documents (including court papers), if any, served on or received by the Indemnified Party by such third party. Notwithstanding the foregoing, the failure to give an Indemnification Notice shall not affect the indemnification sought hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnifying Party failed to give such notice). Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim as to which indemnity may be sought hereunder. Notwithstanding anything to the contrary in this Section 10.4, unless the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party is not obligated to make available to the Indemnifying Party documentation that is subject to attorney client privilege, work product protection or any other applicable privilege or protection.
Section 10.5. Indemnification Procedures for Claims by an Indemnified Party.
     (a) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Indemnification Notice, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Indemnification Notice, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period or any additional time period agreed to in writing by the parties, then either the

Indemnified Party or the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 12.13.
     (b) Claims for Losses specified in any Indemnification Notice to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Indemnification Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 10.5(a), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 10.5(a) or shall have been settled with the consent of the Indemnifying Party, as described in Section 10.6, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.
Section 10.6. Indemnification Procedures for Third Party Claims.
          (a) The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any Third Party Claim; provided, however, that if the Indemnifying Party does not promptly assume the defense of such Third Party Claim within fifteen (15) Business Days following the receipt of an Indemnification Notice or does not elect to defend such Third Party Claim, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to assume and thereafter conduct such defense with counsel of its own choosing; provided, that the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder before entering into any settlement or compromising, discharging or admitting any liability with respect to any such Third Party Claim. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.6(a), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or admits any liability in connection therewith, (ii) the Indemnified Party shall be entitled to participate in (but not conduct or control) the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose, and (iii) the Indemnified Party shall promptly provide to the Indemnifying Party copies of all notices and documents not supplied with the Indemnification Notice because of any privilege. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) authorized by the Indemnifying Party to participate or (y) in the opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.
          (b) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. All reasonable out-of-pocket costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.
Section 10.7. General. The rights and remedies provided herein shall be cumulative and in addition to all other rights and remedies available to the parties at law or equity, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights or remedies by such party. Notwithstanding the preceding sentence, nothing in this Agreement shall restrict or prevent any party from seeking indemnification under any applicable provision of the Purchase Agreement, or any other Ancillary Transaction Agreements (as defined in the Purchase Agreement), provided that no party shall obtain duplicative recoveries.
ARTICLE XI.
DEFINITIONS
Section 11.1. Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:
     “Acquisition” has the meaning set forth in the recitals.
     “Actuarial Report” has the meaning set forth in Section 5.2(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” includes the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Agreed Claims” has the meaning set forth in Section 10.5(b).

     “Agreement” has the meaning set forth in the preamble.
     “BlackRock” means BlackRock, Inc.
     “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Distributors” means the Affiliates of the Buyer Insurers involved in the underwriting and wholesale distribution activities of fixed and variable annuities and life insurance.
     “Buyer Indemnified Parties” has the meaning set forth in Section 10.1.
     “Buyer Insurer” means any Affiliate of the Buyer that is an insurance company, and such Affiliate’s successors and assigns. For clarity, the Buyer Insurer includes the Companies as of and after the Closing.
     “Buyer Material Adverse Effect” has the meaning set forth in Article IX of the Purchase Agreement.
     “Closing” has the meaning set forth in the recitals.
     “Commissions” has the meaning set forth in Section 5.2(a).
     “Company” has the meaning set forth in the recitals.
     “Company Material Adverse Effect” has the meaning set forth in Article IX of the Purchase Agreement.
     “Competitive” means, with respect to any product, that (i) the terms, total compensation, customer appeal, consumer pricing and value, wholesaler coverage, training and support, features and service standards and metrics of such product, taken as a whole, are at least equivalent to those of other comparable products, considered as a group, then distributed by the applicable Seller Distributor and (ii) the financial strength rating of the applicable provider is substantially similar to the other providers (considered as a group) then providing such comparable products to such Seller Distributor.
     “Confidential Information” has the meaning set forth in Section 7.3.
     “DAS” has the meaning set forth in Section 1.1.

     “Deliverables Schedule” means the information that has been previously provided by the Seller to the Buyer relating to certain information requested by the Buyer.
     “Distribution Agreements” has the meaning set forth in Section 5.1.
     “Eligible Funds” means funds managed by either Roszel or BlackRock (or their respective Affiliates) as of the date hereof and future funds managed by either Roszel or BlackRock (or their respective Affiliates).
     “FA” means Financial Advisor.
     “Governmental Authority” means any national government, any state or province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative authority of government, including any governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign.
     “Income Guarantee Products” has the meaning set forth in Section 1.1.
     “Indemnification Notice” has the meaning set forth in Section 10.4(b).
     “Indemnified Party” has the meaning set forth in Section 10.4(a).
     “Indemnifying Party” has the meaning set forth in Section 10.4(a).
     “Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any foreign jurisdiction: trademarks, service marks, designs, logos and other indicia of origin including all goodwill associated with and common law rights related to the foregoing, domain names, works of authorship, copyrights, and registrations and applications to register (including intent-to-use applications) or renew the registration of any of the foregoing, patents and patent applications, processes, methods, know-how, confidential information and the tangible embodiments of any of the foregoing.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Investment Management Committee” has the meaning set forth in Section 6.2.
     “Investment Management Services” means (i) advisory services with respect to the creation, evaluation, selection and monitoring of the investment options available in the Products, and (ii) asset allocation model services, including any asset allocation fund (fund of funds).

     “Investor Choice Annuity” has the meaning set forth in Section 1.1.
     “Law” has the meaning set forth in Article IX of the Purchase Agreement.
     “Legacy Products” has the meaning set forth in Section 1.1.
     “Merrill Lynch Global Private Client Network” means the retail brokerage and advisory business of Merrill Lynch & Co., Inc. conducted in the United States and included within the Merrill Lynch Global Private Client Group (as such term is used as of the date hereof). For the avoidance of doubt, the Merrill Lynch Global Private Client Network shall not include (i) any private equity, hedge fund, merchant banking, asset management, non-strategic principal or investment business or similar business or activity of the Seller or any Seller Affiliate, including BlackRock Inc. and its Affiliates or any entity affiliated with the Merrill Lynch Global Private Equity or Merrill Lynch Global Alternative Investment divisions or any successor thereto, or (ii) any trading, brokerage, lending, investment banking or advisory business or activity of the Seller or any Seller Affiliate.
     “MLLA” has the meaning set forth in Section 3.1.
     “MLLIC” has the meaning set forth in the recitals.
     “MLLICNY” has the meaning set forth in the recitals.
     “New Products” has the meaning set forth in Section 1.1.
     “Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
     “Product and Sales Committee” has the meaning set forth in Section 3.1.
     “Products” has the meaning set forth in Section Section 1.1.
     “Purchase Agreement” has the meaning set forth in the recitals.
     “Reference Date” means the effective date of the Confidential Information Memorandum dated April 9, 2007.
     “Replacement” (or the verb form, “Replace”) means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective owner and, in connection with the transaction, one or more existing life insurance policies or annuity contracts initially sold through the Seller or MLLA owned by the owner are lapsed, forfeited, surrendered, partially surrendered, assigned to the insurer replacing the life insurance policy or annuity contract through the Seller or MLLA or otherwise terminated, or are reasonably likely to do so.
     “RFP” has the meaning set forth in Section 5.5(c).
     “Roszel” means Roszel Advisors, LLC.
     “Sales Force” means those point of sale representatives and their direct supervisors utilized by the Seller, the Seller Distributors or one of their respective Affiliates whose job responsibility includes the sale or promotion of the Products or New Products offered by a Buyer Insurer.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Seller” has the meaning set forth in the preamble.
     “Seller Affiliate” means any Affiliate of the Seller functioning or otherwise operating in the Merrill Lynch Global Private Client Network in connection with the sale or manufacturing of life insurance and annuity products for distribution within the Merrill Lynch Global Private Client Network.
     “Seller Distributor” means any Seller Affiliate that, as of the date hereof, distributes any Product that a Buyer Insurer (including the Companies), offers, such Affiliate’s successors and assigns, and any other Seller Affiliate that from time to time enters into a Distribution Agreement with respect to a Product.
     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.
     “Seller Parent” has the meaning set forth in the preamble.
     “Seller Standards and Practices” means the client service and relationship standards, business practices, ethical standards, customer privacy and protection policies and general service quality standards, reputational considerations and industry standards, as determined from time to time by the Seller or any Seller Affiliates and disclosed to the Buyer, provided that materially adverse changes in the Seller Standards and Practices after the Reference Date shall not affect the parties’ respective rights and obligations hereunder unless such materially adverse change is (i) mutually agreed in writing (such consent not to be unreasonably withheld) or (ii) required by a change in applicable Law.
     “Specialist” has the meaning set forth in Section 5.4(a).
     “Taxes” means all taxes, including any interest and penalties thereon or other additions thereto, imposed by any Governmental Authority, including income or profits taxes, payroll and employee withholding taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real and personal property taxes, environmental taxes, and transfer taxes.
     “Term” has the meaning set forth in Section 9.1.
     “Termination Event” means:
     (i) Any material impairment in the competitiveness of the Roszel or BlackRock-managed fund in comparison with comparable insurance products funds, considered as a group, used by the Buyer Insurers in their variable life insurance and annuity products;
     (ii) Any material increase in the advisory fee, without the consent of the relevant Buyer Insurer;
     (iii) Any material change in the investment objective or primary investment policies, without the prior consent of the relevant Buyer Insurer;
     (iv) The closure of the Roszel or BlackRock-managed fund to further investment;
     (v) If the Roszel or BlackRock-managed fund for any reason no longer is advised by an Affiliate of the Seller;
     (vi) A material reduction in the service or distribution fees paid to the Buyer Insurers or their Affiliates by a Roszel or BlackRock-managed fund, its adviser, or their respective Affiliates, except reductions required by fiduciary duty or change in applicable Law;
     (vii) Termination of the participation agreement with respect to the relevant Buyer Insurer’s investment in the Covered Fund, as a result of a breach by the Covered Fund adviser or its Affiliates; or
     (viii) Approval by the fund board of a plan to liquidate, terminate or merge the fund, or transfer all or substantially all of its assets to another fund.
     “Third Party Claim” has the meaning set forth in Section 10.4(b).
     “Third Party Insurer” means an insurance company that is not an Affiliate of the Buyer or the Seller.
     “Transition Period” means the period from the date of this Agreement to the eighteen (18) month anniversary of such date.

     “Transition Services Agreement” means that Transition Services Agreement, dated as of December 28, 2007 by and among the Seller Parent, the Seller and the Buyer.
     “Transitional Trademark License Agreement” means that Trademark License Agreement, dated as of December 28, 2007 by and between the Seller Parent and the Buyer.
ARTICLE XII.
MISCELLANEOUS
Section 12.1. Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
Section 12.2. Expenses. Except as otherwise provided in this Agreement, each party shall each bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 12.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by an overnight courier service, proof of delivery requested, to the following addresses:

(a)	if to the Seller, to it at:

Merrill Lynch Insurance Group, Inc. 1700 Merrill Lynch Drive 3rd Floor Pennington, NJ 08534
	Attention:	Barry G. Skolnick, Esq.,
Senior Vice President and General Counsel

with copies to (which shall not constitute notice):

Merrill Lynch & Co., Inc. 4 World Financial Center New York, New York 10080
	Attention:	Todd Myers, Head of Business Development,
Global Wealth Management

Merrill Lynch & Co., Inc. 4 World Financial Center New York, New York 10080

	Attention:	Frank J. Marinaro, Esq., First Vice President,
Strategic M&A and Global Private Equity Counsel

Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022
	Attention:	Stephen R. Hertz, Esq., and Nicholas F. Potter, Esq.

(b)	if to the Seller Parent, to it at:

Merrill Lynch & Co., Inc. 4 World Financial Center New York, New York 10080
	Attention:	Todd Myers, Head of Business Development,
Global Wealth Management

Merrill Lynch & Co., Inc. 4 World Financial Center New York, New York 10080
	Attention:	Frank J. Marinaro, Esq., First Vice President,
Strategic M&A and Global Private Equity Counsel

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022
	Attention:	Stephen R. Hertz, Esq., and Nicholas F. Potter, Esq.

(c)	if to the Buyer, to it at:

AEGON USA, Inc. 4333 Edgewood Road NE Cedar Rapids, Iowa 52499
	Attention:	Craig Vermie, Esq.
Senior Vice President and General Counsel

with copies to (which shall not constitute notice):

AEGON USA, Inc. 4333 Edgewood Road, NE Cedar Rapids, Iowa 52499
	Attention:	James Beardsworth

Senior Vice President — Business Development

LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, New York 10019
Attention:	John M. Schwolsky, Esq. and Paul P. Chen, Esq.
or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery.
Section 12.4. Entire Agreement. This Agreement (including the Exhibits hereto), the Purchase Agreement, the Distribution Agreements, the Investment Management Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.
Section 12.5. No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 12.6. Assignability. Neither this Agreement nor any of the rights, interests or obligations of any party shall be assigned (except by operation of law), in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment that is not consented to shall be null and void; provided, however, that the Seller will not unreasonably withhold its consent to any such assignment by the Buyer to any direct or indirect wholly-owned Subsidiary of the Buyer or AEGON NV; provided, that notwithstanding any such assignment, the Buyer shall remain liable to perform all of its obligations hereunder; provided, further, that no such assignment shall be permitted if it shall result in any amount payable to the Seller pursuant to this Agreement being subject to withholding Tax.
Section 12.7. Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by a written instrument authorized and executed on behalf of each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12.8. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the application thereof under certain circumstances is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 12.9. Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 12.10. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such words or words of like import. The words “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice” whether or not they are in fact followed by such words or words of like import. When a reference is made in this Agreement to an Article, Section, subsection or Exhibit, such reference shall be to an Article of, a Section of, a subsection of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not modify, expand, define, or otherwise affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
Section 12.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument, it being understood that the parties need not sign the same counterpart.

Section 12.12. Facsimile. This Agreement, to the extent signed and delivered by means of facsimile or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile or other electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or other electronic transmission, and each such party forever waives any such claim or defense.
Section 12.13. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, violated or unfulfilled. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of any provisions of this Agreement by any of the other parties and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, this being in addition to any other remedy to which any of the parties may be entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at Law. In addition, each of the parties hereto irrevocably and unconditionally submits itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in the event any dispute arises out of this Agreement or any of the transactions provided for by this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other court. In any action, each of the parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action is brought in any inconvenient forum or that the venue of such action is improper. Each of the parties also agrees that any final and nonappealable judgment against a party in connection with any action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party at the address provided in Section 12.3 shall be deemed effective service of process on such party. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY

HERETO IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
Section 12.14. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
Section 12.15. Fiduciary and Legal Obligations. Notwithstanding any provision of this Agreement to the contrary, the obligations of each party hereunder are subject to such party’s fiduciary and regulatory obligations and applicable Law, as may be in effect from time to time, including in the case of any party’s obligations to seek to cause any other person to take any action hereunder, such other person’s fiduciary and regulatory obligations and applicable Law.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AEGON USA, INC.

By:

Name: Title:

MERRILL LYNCH INSURANCE GROUP, INC.

By:

Name: Title

MERRILL LYNCH & CO., INC.

By:

Name: Title:

EXHIBIT 1.1
LEGACY PRODUCTS
Fixed Life Insurance Products
1. Priority 1

2. ML-7

3. ML2R

4. ML1R

5. ML1E

6. ML1
Fixed Annuities
1. Tandem Alternatives MLLIC/MLLICNY

2. Resource MLLIC/MLLICNY

3. Resource Select MLLIC/MLLICNY

4. Flex Plus MLLIC/MLLICNY

5. Leader MLLIC/MLLICNY
Variable Annuities
1.	Investor Choice — Investor Series (MLLIC)

2.	Investor Choice — Investor Series (MLNY)

3.	Investor Choice — IRA Series (MLLIC)

4.	Investor Choice — IRA Series (MLNY)

5.	Retirement Plus (MLLIC)

6.	Retirement Plus (MLNY)

7.	Consults (MLLIC)

8.	Consults (MLLICNY)

9.	IRA Annuity (MLLIC)

10.	Portfolio Plus (Pre-’86) (MLLIC)

11.	Portfolio Plus (Post ‘86) (MLLIC)

12.	Portfolio Plus (Pre-’86) (MLNY)

13.	Portfolio Plus (Post ‘86) (MLNY)

14.	IRA Annuity (MLNY)

15.	Retirement Power (MLLIC)

16.	Retirement Power (MLNY)

17.	Retirement Optimizer (MMLIC)

18.	Retirement Optimizer (MLNY)
Modified Guaranteed Annuities
1.	Rate Max (MLLIC)

2.	Rate Max (MLLIC) (Texas version)

3.	Asset I (MLLIC)

4.	Asset I (MLNY)
Variable Life
1.	Prime Plan V (MLLIC)

2.	Prime Plan V (MLNY)

3.	Investor Life (MLLIC)

4.	Investor Life (MLNY)

5.	Investor Life Plus (MLLIC)

6.	Investor Life Plus (MLNY)

7.	Estate Investor I (MLLIC)

8.	Estate Investor I (MLNY)

9.	Estate Investor II (MLLIC)

10.	Estate Investor II (MLNY)

11.	Legacy Power (MLLIC)

12.	Prime Plan I-IV (MLLIC)

13.	Prime Plan I-IV (MLNY)

14.	Directed Life (MLLIC)

15.	Directed Life (MLNY)

16.	Prime Plan VI (MLLIC)

17.	Prime Plan VI (MLNY)

18.	Prime Plan 7 (MLLIC)

19.	Prime Plan 7 (MLNY)

20.	Prime Plan Investor (MLLIC)

21.	Prime Plan Investor (MLNY)

22.	Directed Life 2 (MLLIC)

23.	Directed Life 2 (MLNY)